UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 21, 2012

LODGENET INTERACTIVE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22334	46-0371161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 West Innovation Street, Sioux Falls, SD	57107
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (605) 988-1000

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 21, 2012, the Compensation Committee of the Board of Directors of LodgeNet Interactive Corporation (the “Company”) approved a key employee incentive plan (the “Employee Incentive Plan”) that covers seven of the Company’s executives (the “Covered Executives”), including Richard L. Battista, our principal executive officer, Frank P. Elsenbast, our principal financial officer, and our other named executive officers, James G. Naro and Derek R. White.  The other Covered Executives include key members of the Company’s management team.

Subject to the achievement of certain performance targets, each Covered Executive will receive a total incentive bonus payment equal to approximately 35–50% of his respective salary, provided that if the performance target is exceeded or missed, as described below, the actual incentive bonus payment received will likewise be a greater or lesser percentage of base salary.  One-third of the incentive bonus payment is payable upon the Covered Executive’s entry into a letter agreement, which is expected to occur in early December, confirming his acceptance of the terms of the Employee Incentive Plan.  The total amount of these initial payments is expected to be approximately $365,200.  The remaining two-thirds of the incentive bonus payment (the “Additional Payment”) is subject to the Company meeting its cumulative EBITDA target (calculated by quarter) through the Vesting Date (defined below).  The total amount of these Additional Payments is expected to be approximately $730,400; however, the Additional Payments will be adjusted 2% for every 1% over or under the EBITDA target.  No Additional Payment will be made if the Company does not achieve at least 85% of the EBITDA target and the Additional Payment is capped at a maximum of 125% of the EBITDA target, which results in a maximum 150% payout, or approximately $1,096,000.

To earn any incentive bonus payment, a Covered Executive must maintain his employment with the Company through the earlier of the closing of a Transaction or July 31, 2013 (the “Vesting Date”).  For this purpose, a “Transaction” will only occur if the Company files under chapter 11 of the Bankruptcy Code and one of the following occurs: (i) a sale of all or substantially all of the assets or a majority of the outstanding stock of the Company in one or more transactions under section 363 of the Bankruptcy Code or pursuant to a confirmed chapter 11 plan, (ii) the conversion of the Company’s chapter 11 case to a case under chapter 7 of the Bankruptcy Code, or (iii) a restructuring of the Company’s balance sheet pursuant to a confirmed chapter 11 plan.  In the event that a Covered Executive’s employment is terminated for cause or he voluntarily resigns without good reason before the Vesting Date, the Covered Executive will not receive any Additional Payment and he will be required to return to the Company the incentive bonus payment previously received under the Employee Incentive Plan. However, if the Covered Executive’s employment is terminated without cause or he resigns for good reason, the Covered Executive shall be entitled to receive the Additional Payment at the rate which assumes the achievement of the cumulative EBITDA target.

The Company also adopted a key employee retention plan covering 44 additional Company employees identified by management as critical to maintaining operations unabated until a Transaction occurs or beyond if a Transaction is not consummated.  Under this plan, the applicable employees will each receive a retention bonus equal to 20%–25% of their respective salaries.  Half of the retention bonus will be paid in December 2012, upon the employee signing a letter agreement accepting the terms of the key employee retention plan, and half will be paid on the Vesting Date.  The employee must remain employed with the Company through the Vesting Date to earn the bonus, unless the employee’s employment is terminated without cause or he or she resigns for good reason.  In the event that the employee is terminated for cause or voluntarily resigns without good reason before the Vesting Date, the employee will not receive the second half of the retention bonus and will be required to return to the Company the retention bonus payment previously received.  The aggregate payments under this key employee retention plan are expected to be approximately $1.4 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LODGENET INTERACTIVE CORPORATION

Date: November 28, 2012	By	/s/ James G. Naro
James G. Naro
	Its	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer